UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):    October 14, 2003

NEW CENTURY FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-22633	33-0683629
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18400 Von Karman Avenue, Suite 1000, Irvine, California	92612
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:    (949) 440-7030

Former name or former address, if changed since last report:    N/A

ITEM 5.    OTHER EVENTS

Press Release

On October 14, 2003, the Company issued a press release announcing its intention to file a registration statement on Form S-3 to cover the resale of its 3.50% Senior Convertible Notes due 2008, and the underlying shares of common stock into which the notes are convertible, previously sold by the Company in a private offering pursuant to Rule 144A. The press release is filed as exhibit 99.1 to this current report and is incorporated herein by reference.

Neither the press release nor this current report shall constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This announcement is being issued pursuant to and in accordance with Rule 135 under the Securities Act of 1933, as amended.

Litigation Update

In connection with the filing of the registration statement on Form S-3 described above, the Company is disclosing at this time material developments since June 30, 2003 in various legal proceedings that the Company has previously disclosed in its periodic reports on Form 10-K for the year ended December 31, 2002 and on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003, respectively. The following legal proceedings previously disclosed have had the indicated material developments since June 30, 2003:

(a) Grimes. In June 2001, the Company was served with a class action complaint filed in the U.S. District Court for the Northern District of California by Richard L. Grimes and Rosa L. Grimes against New Century Mortgage Corporation, one of the Company’s wholly-owned subsidiaries (“New Century Mortgage”). The action seeks rescission, restitution and damages on behalf of the two plaintiffs, others similarly situated and on behalf of the general public for an alleged violation of the Federal Truth in Lending Act (TILA) and Business & Professions Code § 17200. The judge held that New Century Mortgage had not violated the TILA and dismissed the 17200 claim without prejudice. The plaintiffs appealed in February 2002 and in August 2003, the U.S. Court of Appeals ruled that a material issue of fact as to the existence and terms of the contract remained, reversed summary judgment and remanded the case for further proceedings. The case will now proceed in the District Court.

(b) Overman. In September 2002, Robert E. Overman and Martin Lemp filed a class action complaint in the Superior Court for the Alameda County, California, against the Company, New Century Mortgage, U.S. Bancorp, Loan Management Services, Inc., and certain individuals affiliated with Loan Management Services. The complaint alleges violations of California Consumers Legal Remedies Act, Unfair, Unlawful and Deceptive Business and Advertising Practices in violation of Business & Professions Code Sections 17200 and 17500, Fraud-Misrepresentation and Concealment and Constructive Trust/Breach of Fiduciary Duty and damages including restitution, compensatory and punitive damages, and attorneys’ fees and costs. The plaintiffs filed an amended complaint on July 10, 2003, and on September 12, 2003, the judge granted the Company’s demurrer challenging their claims in part. The Consumers Legal Remedies claim was dismissed and the plaintiffs withdrew the Constructive Trust/Breach of Fiduciary Duty claim. The Company filed its answer to the plaintiffs’ amended complaint in September 2003 and advised the plaintiffs of its intention to file a sanctions motion seeking dismissal of the case. A hearing on the Company’s motion is set for November 25, 2003.

(c) Bernstein. In April 2002, Paul Bernstein filed a class action complaint against New Century Mortgage in the Circuit Court of Cook County, Chicago, Illinois seeking damages for receiving unsolicited advertisements to telephone facsimile machines in violation of the Telephone Consumer Protection Act, 47 U.S.C. § 227, and the Illinois Consumer Fraud Act. The plaintiffs filed an amended complaint on May 1, 2003 and on September 18, 2003 the judge granted New Century Mortgage’s motion to dismiss with respect to the Illinois Consumer Fraud Act and permitted the plaintiff to replead on an individual, not consolidated, basis. On September 30, 2003, the plaintiff filed a motion for class certification and second amended complaint.

(d) England. In April 2003, the Company was served with a complaint seeking class action status filed by two former, short-term employees, Kimberly A. England and Gregory M. Foshee, against the Company, New Century Mortgage, Worth Funding Incorporated, and The Anyloan Company. The action was removed on May 12, 2003 from the 19th Judicial District Court, Parish of East Baton Rouge, State of Louisiana to the U.S. District Court for the Middle District of Louisiana in response to the Company’s Petition for Removal. The complaint alleges failure to pay overtime wages in violation of the federal Fair Labor Standards Act. The plaintiffs are currently moving to dismiss this case. The plaintiffs filed an additional action in Louisiana state court (19th Judicial District Court, Parish of East Baton Rouge) on September 18, 2003, adding James Gray as a plaintiff and seeking unpaid wages under state law, with no class claims. This second action was removed on October 3, 2003 to the U.S. District Court for the Middle District of Louisiana, and has been ordered consolidated with the first action.

(e) Klas. In June 2003, the Company and New Century Mortgage were served with a complaint seeking class action status and alleging failure to pay overtime wages in violation of the federal Fair Labor Standards Act. The case was filed in the U.S. District Court, District of Minnesota, by Michael Klas, a former loan officer of New Century Mortgage’s retail branch in Minnesota. The Company filed its answer in July 2003.

ITEM 7.     EXHIBITS

(c)    Exhibits.

Exhibit No.	Description
99.1	Press release, dated October 14, 2003, issued by New Century Financial Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW CENTURY FINANCIAL CORPORATION

October 14, 2003	By:	/s/ ROBERT K. COLE

Robert K. Cole Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.
99.1	Press Release, dated October 14, 2003, issued by New Century Financial Corporation

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